Longfin Corp acquires Blockchain empowered Global Micro-lending solutions provider Ziddu.com

New York, NY (December 14, 2017) - Longfin Corp. (LFIN:Nasdaq) announces the acquisition of Ziddu.com, a Blockchain technology empowered solutions provider that offers Microfinance Lending against Collateralized Warehouse Receipts in the form of Warehouse Coins to small and medium enterprises (SMEs), processors, manufacturers, importers and exporters using crypto currencies across continents.

Ziddu Warehouse Coin is a smart contract that enables Importers and Exporters to use their Ziddu coins that are loosely pegged to Ethereum and Bitcoin Crypto Currency. The Importers/Exporters convert offered Ziddu coins into Ethereum and Bitcoin Cryptocurrencies and use the proceeds for their working capital needs.

Warehouse receipt financing utilizes secured stored goods as loan collateral. Warehouse financing is a secured lending technique that allows SME’s access to financing secured by commodities stored in warehouses.

Businesses of all sizes continue to struggle in accessing sufficient credit, resulting in a global trade finance gap of US$1.5 trillion in 2016, according to an Asian Development Bank (ADB). Access to financing is the biggest impediment to small farmers in African countries and other frontier markets. Overall, African micro and SMEs face a financing shortfall of about US$190 billion from the traditional banking sector. African firms are 19% less likely to obtain a bank loan compared to other regions of the world. Hard-currency shortage is forcing companies to get creative with crypto currencies such as Bitcoin and Ethereum as an alternative to US Dollars in many emerging markets.

“The advent of Blockchain technology has caught the imagination of the global financial services industry; blockchain is emerging as a technological revolution that we believe is set to disrupt the financial services infrastructure. Crypto currencies such as Bitcoin and Ethereum are expected to act as a global financing currency to avail credit against hard currencies of many emerging markets.” Says Venkat Meenavalli, Chairman of Longfin Corp.

Ziddu intends to use blockchain technology to transform the lives of millions of SME’s by providing finance by way of Ziddu coins and through Crypto Currencies such as Ethereum and Bitcoin against their collateralized warehouse receipts. At the end of the contract, Importers/Exporters are expected to realize their proceeds and pay back their funds through Crypto Currencies only. Depending upon the risk profile of the counterparty, the interest will vary between 12% to 48%.

About Longfin Corp.

Longfin Corp. (LFIN:Nasdaq) is an independent finance and technology company that specializes in structured trade finance solutions and physical commodities finance solutions for finance houses and trading platforms for North America, South America and Africa regions.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Longfin Contact:

Venkata S. Meenavalli, CEO

(917) 893-0995